Exhibit  10.1

INNOVATIVE FOOD HOLDINGS, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and Gary Schubert (the “Executive”) (the Company and the Executive each a “Party” and, collectively, the “Parties”) enter into this AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 14, 2026 (“Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are party to that certain Executive Employment Agreement, dated as of October 3, 2025 (the “Prior Agreement”), pursuant to which the Executive served as the Company’s Chief Executive Officer.

WHEREAS, the Company and the Executive desire to amend and restate that Prior Agreement and in this agreement, pursuant to which the Executive will continue to serve as the Company’s Chief Executive Officer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. PRIOR AGREEMENTS, POSITION, AND DUTIES.

(a) As of the Effective Date, the Prior Agreement shall terminate and be of no further force or effect, provided that: (i) Executive shall remain entitled to any compensation and vested benefits earned under the Prior Agreement; (ii) those terms of the Prior Agreement intended to survive the termination of such agreements shall survive; and (iii) the Employee Confidential Information and Non-Solicitation Agreement dated December 27, 2023 (the “Restrictive Covenants Agreement”) shall survive the termination of the Prior Agreement.

(b) During the Employment Term (as defined below), the Executive will serve as the Chief Executive Officer (“CEO”) of the Company and a member of the Company’s Board of Directors (the “Board”). In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly-sized public companies, and such other duties, authorities and responsibilities not inconsistent with the Executive’s position as may be assigned to the Executive by the Board from time to time. The Executive will report directly to the Board.

(c) The Executive will be permitted to work primarily from the Executive’s home office in a state of the Executive’s choice, so long as the Executive’s primary residence remains in the 48 contiguous United States. The Executive will be expected from time to time to travel to and work at one of the Company’s corporate locations, or for other business purposes, as deemed necessary or appropriate by the Executive or the Board. The Executive agrees not to relocate outside of the 48 contiguous United States without prior written approval of the Board.

(d) During the Employment Term, the Executive will faithfully serve the Company and devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company. At the Executive’s discretion, he may also devote a small minority of his time to sitting on other company boards, speaking at industry conferences or events, and speaking or teaching at educational institutions, so long as any such activities are first disclosed to and approved by the Board in writing and do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder or create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM. The Executive’s employment under this Agreement will commence on or about October 3, 2025 and will automatically terminate, and the Executive’s employment with the Company will end, on December 31, 2028 (the later of such date or the end of any successive one-year term, the “Expiration Date”); provided, however, that this Agreement will be automatically renewed for successive one-year terms unless the Board provides the Executive with 90 days’ advance written notice of non-renewal. In the event the Company gives notice of non-renewal, the Company may place Executive on paid leave for the period remaining in the term of the Agreement and such action by the Company shall not be considered “Good Reason” or a termination of Executive’s employment. Notwithstanding the foregoing or anything else herein to the contrary, the Executive’s employment is at-will, and either the Executive or the Company may terminate the Executive’s employment and the “Employment Term” (as defined below) at any time (including prior to the Expiration Date), for any or no reason. The effective date of any termination of the Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time between the October 3, 2025 and the Termination Date is hereinafter referred to as the “Employment Term.” Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 13(a) hereof, and the Executive shall immediately be automatically removed (or, if requested by the Board, shall resign, in writing) from all positions then held by the Executive with the Company and its affiliates, including the Executive’s seat on the Board, unless otherwise agreed to by the Company.

3. COMPENSATION AND BENEFITS.

(a) BASE SALARY. Beginning on January 1, 2026, the Company will pay to the Executive a base salary at an annualized rate of $400,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary will be subject to periodic review, at least annually, by the Board or its compensation committee (the “Committee”), and will be increased by the Board or the Committee effective each January 1, beginning on January 1, 2027, by at least 3% of the Base Salary rate in effect as of the immediately preceding December 31. The base salary, as determined herein and increased from time to time, will constitute “Base Salary” for purposes of this Agreement.

(b) ANNUAL INCENTIVE PLAN. Beginning in calendar year 2026, for each calendar year during the Employment Term, the Executive shall be eligible to earn an annual cash incentive bonus with a target (attainable upon achievement of the applicable performance goals at the target level) of not less than $137,500 (prorated for any partial years based on the number of whole calendar days served in such partial years) (the “Target Bonus”), provided, however, that the incentive bonus cannot exceed 8% of the Company’s adjusted free cash flow over the previous calendar year. The incentive bonus shall be payable no later than January 31 of the year following the year to which the bonus relates, subject to the Executive’s continued employment with the Company and compliance with this Agreement and the Company’s annual incentive plan (“AIP”) through end of the calendar year to which the bonus relates. Such bonuses will be based on attainment of one or more individual or business performance goals (to be reasonably determined by the Board annually after good faith consultation with the Executive) and all of the other terms and conditions (including as to earning and forfeiture) of the AIP. The maximum annual bonus under the AIP will be $400,000. For the avoidance of doubt, the Executive shall continue to participate in the AIP for calendar year 2025.

(c) LONG-TERM INCENTIVE AWARDS.

(i) Not later than three business days after the date of this Amended and Restated Employment Agreement, the Company shall grant the Executive 1,350,000 shares of restricted common stock (the “Stock Grant”). The restricted shares subject to the Stock Grant shall vest as follows: (A) a number of shares equal to the product of (u) the total number of restricted shares subject to this award (the “Total Restricted Shares”) and (v) the Executive’s elected tax rate (which must fall within the ranges prescribed by applicable law and which must be elected with the Company prior to the grant date), shall be vested immediately upon the grant date, (B) a number of restricted shares equal to the product of (w) the difference between (i) the Total Restricted Shares and (ii) the number of restricted shares which vest pursuant to clause (A), and (x) one-third (1/3), shall be vested immediately upon the grant date, and (C) a number of shares equal to the difference between (y) the Total Restricted Shares and (z) the sum of (1) the number of restricted shares which vest pursuant to clause (A) and (2) the number of restricted shares which vest pursuant to clause (B), shall vest in twenty-four substantially equal monthly installments beginning on the one-year anniversary of the Executive’s employment commencement date set forth in Section 2, and on each monthly anniversary thereafter, subject to the Executive’s continuous service with the Company through each applicable vesting date. Subject to applicable law and Company procedures, the Executive may pay any withholding obligation in cash and retain the shares vested under Section 3(c)(i)(A), or satisfy it through net-share withholding or surrender of shares.

(ii) The Stock Grant will be subject to the terms and conditions of an award agreement setting forth additional details of the terms and conditions of the Stock grant, provided, that, such award agreement shall be consistent with the terms of this Section 3(c) and, in the event of a conflict between this Section 3(c) and the award agreement, the language of this Section 3(c) shall prevail.

(iii) The Executive may settle any tax obligations through a share withholding or sell-to-cover arrangement, based on maximum applicable statutory tax rates, provided that, as the Company’s CEO, Executive shall be responsible for ensuring that the foregoing process is followed and that all withholding taxes required to be remitted to the U.S. Internal Revenue Service or other tax authorities are completely and timely remitted.

(iv) In the event the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, all unvested restricted shares, subject to satisfaction of the Release Condition set forth in Section 5(c) of this Agreement, shall vest upon the effective date of the General Release defined in Section 5(c) of this Agreement. In the event the Company Terminates Executive’s employment for Cause, or Executive resigns without Good Reason, all unvested restricted shares shall be forfeited.

(v) In the event of the consummation of a Change of Control during the Employment Term, any then-unvested shares under the Stock Grant shall accelerate and vest in full. For purposes of the Stock Grant, “Change of Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity interests in the Company constituting more than fifty percent (50%) of either the total fair market value or the total voting power of the then-outstanding equity interests in the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition by any individual, entity or group that holds an equity interest in the Company as of the date of this Agreement through any open market purchases or any private investment in public equity (PIPE) or similar transactions, (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(d) EMPLOYEE BENEFITS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(e) PAID TIME OFF. During the Employment Term, the Executive will be entitled to paid vacation and other paid time off in accordance with the Company’s paid time off policy as in effect from time to time, with a minimum of twenty (20) vacation days, and eight (8) personal/sick days, plus all federal and state of residence holidays. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(f) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses (including for business travel) incurred and paid by the Executive during the Employment Term.

(g) ATTORNEY FEES. Contingent on the Executive entering into this Agreement, and commencing employment with the Company on October 3, 2025, the Company will pay or reimburse the Executive, upon receipt of appropriate supporting documentation (and in all events on or before December 31, 2025), for the attorneys’ fees actually incurred by the Executive in connection with negotiating and executing this Agreement, up to a maximum of five thousand dollars ($5,000).

4. TERMINATION. The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a) EXPIRATION. Automatically and immediately on the Expiration Date.

(b) DEATH. Automatically and immediately upon the date of death of the Executive.

(c) TERMINATION DUE TO DISABILITY. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means (i) if the Company then maintains a long-term disability policy covering the Executive, the Executive becoming entitled to long-term disability benefits under such policy, as determined by the administrator of such policy; or (ii) if the Company does not then maintain a long-term disability policy covering the Executive, the determination by the Board in its good faith discretion that the Executive has experienced a physical or mental injury, infirmity or incapacity which is expected to render the Executive unable, with or without reasonable accommodation, to perform the Executive’s material duties hereunder for at least one hundred eighty (180) calendar days in any three hundred sixty five (365) calendar day period (and the Executive will cooperate in all respects with the Board if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Board and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Board)).

(d) TERMINATION FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” means any of the following:

(i) The Executive’s theft, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”);

(ii) The Executive’s material failure to abide by a Group Company’s code of conduct or other policies (including policies relating to confidentiality and workplace conduct) made available to the Executive;

(iii) The Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(iv) any misconduct, moral turpitude or gross negligence of the Executive that has or, in the reasonable good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(v) The Executive’s willful failure to perform the Executive’s duties hereunder after written notice from the Board of such failure;

(vi) The Executive’s conviction of (including any plea of guilty or nolo contendere to), or indictment for, any felony, or any crime involving fraud, dishonesty, misappropriation, or moral turpitude, or that materially and permanently impairs the Executive’s ability to perform the Executive’s duties with a Group Company;

(vii) The Executive’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company;

(viii) any material breach or misrepresentation by the Executive of or in this Agreement, or any breach by the Executive of the Restrictive Covenants Agreement; or

(ix) Executive’s willful refusal to follow a lawful directive contained in a written resolution approved by the Board.

Notwithstanding the foregoing, no event described in clauses (i), (ii), (iii), (iv), (v), (vii), (viii), or (ix) of this Section 4(d) that is reasonably determined by the Board in good faith to be curable will constitute Cause unless the Board has given the Executive notice of its intention to terminate the Executive for Cause, which sets forth the events that constitute Cause, and the Executive fails to cure such events to the Board’s reasonable satisfaction within fourteen (14) calendar days after receiving such notice.

(e) TERMINATION WITHOUT CAUSE. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 4(a), 4(b) or 4(c) above).

(f) RESIGNATION FOR GOOD REASON. Upon written notice by the Executive to the Company of a resignation for Good Reason (provided that at the time of such resignation no notice of the Board’s intention to terminate the Executive’s employment for Cause is pending under Section 4(d) above). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within sixty (60) calendar days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in the Executive’s Base Salary or Target Bonus opportunity, provided, however that in the event the Board reasonably determines that salary reductions are required to maintain the Company’s financial health, a reduction in the Executive’s Base Salary of up to 20% (twenty percent) shall be permitted so long as such percentage reduction is no greater than the percentage reduction applicable to other senior executives of the Company;

(ii) material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), or a requirement that the Executive report to a party other than the Board;

(iii) any requirement that the Executive work primarily from a place of employment (including one of the Company’s corporate locations) other than the Executive’s home office or a corporate office established by the Company not more than 35 miles from the Executive’s home office; or

(iv) material breach by the Company of any of its material obligations hereunder, including, but not limited to, the obligation to grant the Stock Grant set forth in Section 3(c) pursuant to the terms set forth therein.

The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) calendar days following the expiration of the Company’s sixty (60)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(g) RESIGNATION WITHOUT GOOD REASON. Upon not less than thirty (30) calendar days’ prior written notice by the Executive to the Company of the Executive’s resignation from employment with the Company other than for Good Reason, provided that the Company may, in its sole and absolute discretion, waive all or part of the Executive’s notice period and/or instruct the Executive to not report to work during all or part of the Executive’s notice period.

5. CONSEQUENCES OF TERMINATION.

(a) EXPIRATION; DEATH; TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE; RESIGNATION. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(a), 4(b), 4(c), 4(d) or 4(g), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to Section 10 below:

(i) any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii) any earned but unpaid annual bonus under the AIP for the immediately preceding calendar year, subject to the terms and conditions of the AIP;

(iii) subject to Section 3(e) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iv) subject to Section 3(f) above, reimbursement for any unreimbursed eligible business expenses incurred through the Termination Date, paid subject to and in accordance with Company policy; and

(v) any accrued vested benefits under any Company employee benefit plan, paid or provided subject to and in accordance with the terms of such plan.

(b) TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(e) or 4(f), the Executive shall be entitled to the Accrued Benefits and, conditioned on the Executive’s (x) compliance with the “Release Condition” in Section 5(c) below and (y) continued compliance with this Agreement, including Section 6 below, the Executive may also earn and receive the following additional severance, subject to Section 10 below:

(i) an amount equal to the Executive’s Base Salary (as in effect on the Termination Date) for nine (9) months in the event the Termination Date is prior to October 3, 2027, and twelve (12) months if the Termination Date is on or after October 3, 2027 and prior to the date this Agreement expires (the “Severance Period”), which will be paid in equal periodic installments on the Company’s regular payroll dates (not less frequently than monthly) over the Severance Period beginning with the first regular Company payroll date next following the Termination Date; provided that the first installment payment of such severance will be made on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) calendar day after the Termination Date and will include payment of any installment payments that were otherwise due prior thereto;

(ii) subject to the Executive’s (x) eligibility for and timely election of continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (y) continued copayment of coverage premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued copayment by the Company for such coverage to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the duration of the Severance Period; and

(iii) full acceleration of any then-outstanding and unvested equity awards held by the Executive.

(c) RELEASE CONDITION. The Executive will be eligible to receive the payments and benefits described in Section 5(b) only if the Executive executes and delivers to the Company a separation agreement including a general release of claims in a form then provided by the Company (the “General Release”), and such General Release becomes effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, and only so long as the Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”).

(d) EXCLUSIVE REMEDY. The payments and benefits described in this Section 5 will be in full and complete satisfaction of the Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the termination thereof, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 5, the Company and its affiliates shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law.

(e) NO MITIGATION. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment.

6. D&O COVERAGE. The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is at least as favorable to the Executive in any respect (including as to the length of any post-employment tail coverage) as the coverage then being provided to any other officer or director of the Company. The policy must be held with a reputable company, of the standard appropriate for CEOs of public companies.

7. NO ASSIGNMENTS. This Agreement is personal to each of the Parties hereto. Except as provided in this paragraph, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company and, as used in this Agreement, “Company” will mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

8. NOTICE. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the date of transmission if delivered by electronic mail with delivery receipt, on the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or on the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address (or to the e-mail address or facsimile number) shown in the books and records of the Company.

If to the Company:

Innovative Food Holdings, Inc.

Attention: Board of Directors

2528 S. 27th Avenue

Broadview, IL 60155

e-mail: James Pappas jcp@jcpinv.com

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

Attention: Sarah Williams, Esq.

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

e-mail: swilliams@egsllp.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

9. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and tax related requirements.

(b) SECTION 409A.

(i) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” or like terms will mean the Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(vi) Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

10. CLAWBACK. To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

11. GOVERNING LAW; MANDATORY ARBITRATION. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any controversy or dispute between the Executive and the Company arising under or related to this Agreement or the Executive’s employment with the Company, with the exception of those arising under or related to injunctive relief (which may properly be the subject of civil action in a judicial forum), shall be resolved exclusively by binding, single-arbitrator arbitration, said arbitration to be conducted in New York, NY, in accordance with the Employment Rules of the American Arbitration Association. The Parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration, and each Party shall bear its own legal fees and expenses. The Federal Arbitration Act shall apply to this paragraph.

12. MISCELLANEOUS.

(a) SURVIVAL. Sections 2 and 4 through 12 hereof (and, for the avoidance of doubt, the Restrictive Covenants Agreement) will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

(b) ENTIRE AGREEMENT; WAIVER; MODIFICATION. This Agreement, together with the Restrictive Covenants Agreement, set forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Executive and such officer or director of the Company as may be designated by the Board.

(c) EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound.

(d) SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e) SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE	INNOVATIVE FOOD HOLDINGS, INC.

/s/ Gary Schubert	By:	/s/ James Pappas
Gary Schubert		James Pappas
Chair, Board of Directors